Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 6, 1999, relating to the financial statements and financial highlights appearing in the May 31, 1999 Annual Report to Shareholders of INVESCO Combination Stock & Bond Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Denver, Colorado

November 1, 1999.